Distribution of the Annual Report and Proxy Materials

The Southwest Gas 2008 Annual Report is being distributed to employees beginning today. If you do not receive a copy by Monday, March 30, via Company mail, please contact Shareholder Services at (702) 876-7280.

If you are a participant in the Employees’ Investment Plan (EIP) you will receive the 2009 Notice of Annual Meeting and Proxy Statement and a Proxy Card from Fidelity Management Trust Company by U.S. mail. Voting instructions for your EIP shares of Company common stock are explained in the materials provided by Fidelity. You cannot vote your EIP shares directly with the Company.

If you are in the Dividend Reinvestment & Stock Purchase Plan, hold your shares of Company common stock through a broker or in a certificate, you will receive a Notice of Internet Availability of Proxy Materials by U.S. mail. Voting instructions and your ability to request a printed or e-mail copy of the proxy materials are explained in the Notice. Since you have already received a copy of the 2008 Annual Report, the printed or e-mail copy of the proxy materials will be limited to the 2009 Notice of Annual Meeting and Proxy Statement, and the Proxy Card.

In addition, all proxy materials are available on the Southwest Gas website, www.swgas.com.

SUPERVISORS’ NOTE: Please post for employees who do not have access to GroupWise.

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